Exhibit 99.1

208 Harbor Drive, P.O. Box 120061, Stamford, CT 06912-0061  •  metagroup.com  •  (800) 945-META  •  Fax: (203) 359-8066

Contact:	Alison Ziegler
Financial Relations Board
(212) 445-8432

FOR IMMEDIATE RELEASE

META Group Reports Third-Quarter 2004 Results

Company Achieves Profitable Operating Results on 17 % Year-Over-Year Revenue Increase And Announces Additional Cost Control Actions Across Global Operations

STAMFORD, Conn. (November 8, 2004) — META Group, Inc. (Nasdaq: METG), a leading information technology (IT) research and consulting firm, today announced financial results for the third quarter ended September 30, 2004 and highlighted organizational actions recently taken to further reduce costs across operations worldwide.

Third-Quarter Results

Total revenues for the third quarter were up 17 % to $34.4 million, compared to $29.4 million in the year-ago period. Ongoing operations grew 4% or $1.2 million, while acquisitions and currency fluctuations added $3.2 million and $0.6 million, respectively.  Net income for the quarter was $1.0 million, or $0.07 per fully diluted share. This compares to a net loss of $1.9 million, or $0.14 per fully diluted share, in the year-ago period.

A breakdown of the quarter’s results is as follows:

•                  Research and Advisory Services revenue in the third quarter was $21.5 million, up 15 % from $18.7 million in the third quarter of 2003.

•                  Revenue from Strategic Consulting was up 22 % to $10.8 million in the third quarter, compared to $8.8 million in the year-ago period.

•                  Revenue from Published Research Products was $1.4 million, basically unchanged from the third quarter of 2003.

•                  Gross margin increased to 51% in the third quarter, compared to 43% in the year-ago period.

•                  Operating expenses for the third quarter were $33.5 million, up from $31.3 million in the year-ago period. Expenses from ongoing operations declined by $1.9 million, or 6%.  Acquisitions and currency fluctuations increased expenses by $3.4 million and $0.7 million, respectively. The quarter’s operating expenses included a $0.4 million loss on sale of the Company’s majority-owned subsidiary in Hungary and $0.9 million of charges associated with employment contract terminations.

•                  The Company’s net cash position (cash including restricted balances, less bank debt and notes payable) at September 30, 2004, was $11.8 million, compared with $13.3 million in the second quarter of 2004, reflecting seasonal billing cycles.

“We are very pleased to have achieved profitable operating results for the second consecutive quarter in a row,” said CD Hobbs, META Group president and COO. “META will continue on the path of worldwide operational cost management as we look to identify additional opportunities to reduce redundancies, standardize processes, and leverage investments in what META is best known for — our high-touch, high-yield research model.”

Year-to-Date Results

For the nine months ended September 30, 2004:

•                  Total revenues were $104.2 million, a 19% increase over the comparable prior year period.

•                  Total operating expenses were $104.3 million, a 14 % increase over the prior year.

•                  Net loss was $48,000 versus $3.3 million in the previous year.

Organizational Realignment And Leadership Changes

META also today announced that it has recently realigned both executive and consulting services across US and EMEA operations to better serve the needs of each region and improve efficiencies and product standards across both geographies.  As a result of organizational changes, departing leadership includes Hank Satterthwaite, senior vice president, Robert Whitmore, senior vice president and general manager, and Karen Rubenstrunk, senior vice president.  New appointments include Tomas Kucharik who will head EMEA operations and Val Sribar, who will lead Executive Services.  Both individuals previously occupied leadership roles within META’s EMEA and Executive Services business units, respectively.

“By refining and streamlining management accountabilities and performance measures across geographies and business units, META is in a position to improve operational costs,

re-establish a flatter and more agile organizational structure, and continue to improve service value to our customers and investment value to our stockholders,” said CD Hobbs, president and COO.

META also announced that, in light of these organizational changes and Mr. Hobbs’s appointment, it is dissolving the previously formed Operations Committee.

Conference Call

META Group will hold a conference call at 5:00 pm ET (US) today, Monday, November 8, to discuss its financial results and quarterly highlights. All interested parties are invited to listen to the call live over the Internet at www.viavid.net. For persons unable to listen to the live Internet broadcast, a replay will be available shortly after the call on the Viavid site for seven days. A link to the Viavid conference call replay will also be posted at www.metagroup.com.

About META Group

META Group is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group’s experienced analysts and consultants are trusted advisors to IT and business executives around the world. Our unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals. Visit metagroup.com for more details on our high-value approach.

— Financial Tables Follow —

META Group, Inc.

OPERATING RESULTS

(in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003(1)	2004	2003(1)

Revenues
Research and advisory services	$21,516	$18,741	$67,281	$56,404
Strategic consulting	10,768	8,802	30,697	24,959
Published research products	1,429	1,348	4,309	4,538
Reimbursable expenses	682	503	1,890	1,723

Total revenues	34,395	29,394	104,177	87,624

Operating expenses
Cost of services and fulfillment	16,035	16,334	51,701	46,873
Reimbursable expenses	682	503	1,890	1,723
Selling and marketing	9,923	8,201	31,456	24,493
General and administrative	5,220	5,174	15,285	14,659
Depreciation and amortization	1,197	1,091	3,538	3,705
Loss on sale of subsidiary	416	—	416
Total operating expenses	33,473	31,303	104,286	91,453

Operating income (loss)	922	(1,909)	(109)	(3,829)

Other income, net	60	23	128	723

Income (loss) before provision for income taxes	982	(1,886)	19	(3,106)
Provision (benefit) for income taxes	(124)	16	(10)	148
Minority interest in income of consolidated subsidiary	66	28	77	82

Net income (loss)	$1,040	$(1,930)	$(48)	$(3,336)

Amounts per basic and fully diluted common share:

Net income (loss) per basic common share	$0.07	$(0.14)	$(0.00)	$(0.25)

Net income (loss) per fully diluted common share	$0.07	$(0.14)	$(0.00)	$(0.25)

Weighted average basic shares outstanding	13,887	13,334	13,796	13,283

Weighted average fully diluted shares outstanding	14,829	13,334	13,796	13,283

(1) Certain 2003 accounts have been reclassified to conform to the current year’s presentation.

META Group, Inc.

BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003

Assets
Cash and cash equivalents	$7,565	$8,814
Restricted cash	6,000	—
Accounts receivable, net	30,314	38,693
Deferred commissions	1,751	1,550
Other current assets	1,441	2,591
Total current assets	47,071	51,648

Restricted cash	—	6,000
Long-term portion of accounts receivable	—	184
Furniture and equipment, net	4,990	5,392
Goodwill	14,757	13,016
Other intangibles, net	8,429	8,982
Investments and advances	834	1,146
Other assets	686	344
Total assets	$76,767	$86,712

Liabilities and Stockholders’ Equity
Accounts payable	$1,317	$2,041
Deferred revenue	41,053	48,891
Borrowings under revolving credit agreement	1,300	—
Notes payable	288	294
Accrued compensation	4,974	5,495
Accrued and other current liabilities	14,286	16,618
Total current liabilities	63,218	73,339

Long-term portion of notes payable	218	389
Non-current deferred revenues	101	549
Other non-current liabilities	1,390	2,039
Total liabilities	64,927	76,316

Minority Interest	—	322

Stockholders’ equity:
Common stock	146	143
Paid-in capital	62,134	61,013
Accumulated other comprehensive income (loss)	125	(565)
Treasury stock	(320)	(320)
Accumulated deficit	(50,245)	(50,197)
Total stockholders’ equity	11,840	10,074
Total liabilities and stockholders’ equity	$76,767	$86,712